Exhibit 10.1

PRIVATE & CONFIDENTIAL

July 21, 2016

Paystar, Inc. a Delaware Corp

and its wholly-owned subsidiary

Nexcharge, Inc. a Nevada Corp

Attn: Christopher Berlandier, CEO

Delivered via email: chris.berlandier@paystar.net

BINDING LETTER OF INTENT

Dear Mr. Berlandier:

Net Element, Inc., either directly or through any of its assignees and/or other affiliates (“NETE”) is pleased to provide this binding letter of intent (“LOI”) to establish a joint venture (“JV”) with Paystar, Inc. (“Paystar”) and Nexcharge, Inc. (“Nexcharge”). Paystar and Nexcharge are collectively hereafter referred to as the “Company” and NETE and the Company are collectively referred to as the “Parties”. The Parties will establish a new entity (“Newco”) for the operation of JV. The Company will contribute its assets into Newco in return for consideration from NETE of up to $3,390,000 as more fully detailed below. The creation of the JV; establishment of Newco; contribution by the Company of its assets to Newco; and the consideration payable by NETE on the terms and conditions referenced below are hereafter collectively referred to as the “Transaction”.

The consummation of the Transaction is subject to, among other things (i) the completion of due diligence of the Company and its business interests satisfactory to NETE in their sole discretion, (ii) approval by the Board of NETE, and (iii) the execution of definitive legal documentation acceptable to NETE and the Company (“Transaction Documents”).

SUMMARY OF TERMS

This LOI supersedes all prior verbal and written discussions, proposals and term sheets. This LOI is an expression of NETE’s interest in pursuing a transaction on the terms described herein.

NETE:	Net Element, Inc., a Delaware corporation or any of its affiliates or assignees.

Owner(s):	The owner(s) of the ownership interests of Paystar and Nexcharge.

Net Element, Inc. 1

Contibution:

The Company will contribute all of its assets to Newco. All assets contributed shall be free of liens or other encumbrances and at the closing date, Newco shall be free of all liabilities, whether short term or long term, except for those agreed to by the Parties after Due Diligence by NETE referred to below.

Consideration:	The total consideration payable by NETE for the Contribution shall be as follows:

Nexcharge Division:

•	NETE will provide the Nexcharge division of Newco funding mechanisms, whether in cash, cash equivalents or otherwise up to the below mentioned amounts, for the specific purposes outlined below:

o	Setup Expenses:
▪	Between $100,000 and $250,000 for Bank reserves for the setup of a payment processing platform;
▪	Up to $25,000 – for American Express reserves.

o	Capital Expenditure:
▪	Up to $100,000 for approved equipment purchases;
▪	$20,000 for compliance related matters;
▪	$20,000 for Visa / MasterCard MIP / DEX fees;
▪	Between $100,000 and $150,000 for development costs to finish current and outstanding development sprints

o	G&A Budget:
▪	Up to $50,000 per month for the next 12 months for approved budget line items per an approved pro-forma plan.

Paystar Division:

•	NETE will provide the Paystar division of Newco as follows:

o	G&A Budget for approved budget line items per an approved pro-forma plan as follows:
▪	Up to $75,000 for the first month;
▪	Up to $50,000 per month for the next 10 months;
▪	Up to $25,000 for the 12th month.

Net Element, Inc. 2

EBITDA Compensation:

•	Upon achievement of an agreed EBTIDA milestone for Newco for the first year post Closing, Owners shall receive compensation of $250,000 (“Milestone 1”);
•	Upon achievement of an agreed EBITDA milestone for Newco for the second year post Closing, Owners shall receive additional compensation of $500,000 (“Milestone 2”);
•	Upon achievement of an agreed EBITDA milestone for Newco for the third year post Closing, Owners shall receive additional compensation of $750,000 (“Milestone 3”).

Christopher Berlandier:

•	Upon Closing of the Transaction, Christopher Berlandier shall receive 15,000 shares of NETE stock issued pursuant to Rule 144 of the Securities Regulations. In addition, Mr. Berlandier shall be eligible for $100,000 worth of NETE stock as an incentive for non-EBITDA related milestones in Newco, to be identified before Closing;
•	Upon a “Liquidation Event” of Newco (as defined in the definitive Transaction documents), in the event of the “Liquidation Milestones” as defined in the Transaction documents being satisfied, Christopher Berlandier shall be entitled to a preferred payout of $750,000.

Executive Management:

•	Post Closing of the Transaction, the executive management team of Newco shall be eligible for equity participation incentives in Newco as well as stock options and/or stock grant awards through participation in NETE’s stock incentive plan. Details of such participation shall be outlined in the definitive Transaction Documents. NETE agrees to work in good faith with the Owners to determine the parties eligible for equity participation and the incentive amounts to be made available.

NETE acknowledges that to the extent necessary to meet its financial commitments outlined above, it will utilize available funding from its credit facility with RBL Capital Group, LLC.

Newco Structure:	It is contemplated that Newco will have 2 classes of shares:

(a)	Class A Shares, which will have all the usual rights, votes and obligations associated therewith; and
(b)	Class B Shares, which shall be non-voting shares reserved for executives and employees.

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•	Class A Shares in Newco shall be owned as follows:
o	NETE – 51%; and
o	Owners – 49%

•	Class B Shares in Newco shall be reserved for executive and employee compensation.

The Parties agree that each will apply good faith and use their best efforts to formulate a structure for the Transaction that is acceptable to each of the parties and which is designed to:

•	Comply with all necessary legal and regulatory requirements;
•	Minimize or eliminate any adverse tax consequences to the Parties; and
•	Be as cost effective as possible.

Notwithstanding the ultimate deal structure, the underlying deal terms for the Transaction set forth herein shall apply.

During the first year of operations, the Parties will determine if its in their interests to convert their stock in Newco to stock of Net Element, Inc. and if so, the Parties will work in good faith to seek the necessary approvals from Net Element, Inc.

Option to Purchase:

NETE shall have the irrevocable sole and exclusive option to purchase (“Option”) from the Owners, their 49% Class A Shares ownership interests in Newco (“Remainder Interests”). The Option shall be for 12 months from the closing of the Transaction and the purchase price payable for the Remainder Interests shall be agreed to by the parties at fair market value when Option is considered.

Broker Fee:

The Parties agree that in the event of the Closing of the Transaction, the Owners and NETE will pay in equal 50-50 proportions, a broker’s fee to Ed Slominski in the sum of up to $170,000 of consideration. NETE may at its sole and exclusive option pay its share of the brokers fee by issuance to the Slominski of NETE stock.

Due Diligence:

We consider Due Diligence as an important process of obtaining the information required to verify information previously provided by the Company and for preparation of the Transaction Documents. Prior to signing definitive Transaction documents, we will require the opportunity to perform detailed due diligence investigation of the Company and its affiliates. Such due diligence shall include, but shall not be limited to:

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•	a detailed financial and accounting review, including a quality of earnings analysis;
•	a detailed review of all operating information, sales processes and pipeline;
•	reference discussions with key suppliers and customers;
•	personal and professional background checks on the Owners and all key members of management;
•	an assessment of the Company’s information and technology infrastructure, including a PCI compliance and data security audit;
•	a review of human resources matters, employee benefits, insurance, legal, intellectual property, corporate administration, tax and environmental information.

In addition, we anticipate a detailed due diligence review by our legal, tax, financial, technology and business advisors that would be completed contemporaneously as part of our overall due diligence process. It is assumed that the information to be provided by the Company will be accurate in all respects and will represent the true current state of the Company.

Costs and Expenses:	Each Party shall be liable for all of its own costs and expenses in relation to this binding letter of intent, the Transaction Documents and all other matters pertaining to the Transaction.

Applicable Law and Jurisdiction:

This binding letter of intent and all disputes or claims arising out of or in connection with the Transactions contemplated hereunder or their subject matter will be governed by the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Florida. The parties irrevocably agree that they will use good faith and best efforts to resolve any dispute or claim that arises out of or in connection with this Letter of Intent or its subject matter in amicable way and via good will negotiations; provided, however, that, if the parties cannot so settle, then the United States District Court for the Southern District of Florida shall have exclusive jurisdiction to settle any such dispute of claim.

Approvals:	This binding letter of intent as well as any other documents or agreements to be signed by the Parties shall be subject to the Approval of NETE Board of Directors.

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Confidentiality:

The parties shall observe Confidentiality to the terms of the proposed Transaction and all further negotiations relating hereto.

The binding letter of intent is strictly confidential and cannot be disclosed by the Parties to any other third parties without NETE’s written permission. The Parties may disclose the contents of this Proposal to its directors or consultants (including, without limitation, attorneys, accountants, financial advisers and members of its Supervisory Board), who need to acknowledge this information for the purposes of the Transaction, assuming that all parties to whom such disclosure is made will maintain the confidentiality of these terms. Additionally, the Parties will treat all information received from each other in connection with the Transaction as confidential.

Exclusivity:

Immediately upon signing of this binding letter of intent, the Owners and the Company shall terminate or procure termination of any third party negotiations relating to the sale of any interest in the Company or any subject matter referenced in this Letter of Intent.

General:

This binding letter of intent remains valid for your review and consideration for seven (7) days from the date of its signing by NETE. Upon signature by you, the Letter of Intent shall constitute a legally binding document between the Parties subject to the terms referenced herein.

These basic terms and conditions are not comprehensive and we expect that additional terms including warranties and representations in line with accepted market practices and satisfactory to the NETE, will be incorporated into a formal Acquisition Agreement and certain other agreements to be negotiated between the Parties hereto.

The binding letter of intent supersedes all previous agreements, arrangements and communication relating to the Transaction. None of the terms hereof may be modified or amended except by a written agreement signed by all parties hereto.

[Signatures provided on the next page]

Net Element, Inc. 6

Letter of Intent Signature Page

If the foregoing accurately sets forth our agreement with respect to the transactions contemplated, please execute and return one copy of this letter to the undersigned prior to the close of business on July 21, 2016 at which time, if not sooner accepted, this LOI will expire and thereafter be of no further force or effect.

NET ELEMENT, INC.	PAYSTAR, INC.

/s/ Oleg Firer	/s/ Christopher Berlandier
By its Chief Executive Officer	By its duly authorized representative
Oleg Firer	Christopher Berlandier
July 21, 2016	July 21, 2016

Christopher Berlandier	NEXCHARGE, INC.

/s/ Christopher Berlandier	/s/ Christopher Berlandier
July 21, 2016	By its duly authorized representative
Christopher Berlandier
July 21, 2016

Net Element, Inc. 7